Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”) is dated April 8, 2021, and is between COGNIZANT TRIZETTO SOFTWARE GROUP, INC., a Delaware corporation (“Sublandlord”), and ZYNEX, INC., a Nevada corporation (“Subtenant”).

Sublandlord, by its predecessor in interest, The Trizetto Group, Inc., as tenant, and Maroon Englewood LLC, a Delaware limited liability company (“Prime Landlord”) (by its predecessor in interest, Lex Meridian L.P., by its predecessor in interest, Opus Development Corporation, as landlord, are parties to a certain Office Lease dated January 23, 2012, which Office Lease the parties thereto modified pursuant to a First Amendment to Office Lease dated October 23, 2012, pursuant to a Second Amendment to Office Lease dated March 20, 2013, pursuant to a Commencement Date Memorandum dated May 14, 2013, and pursuant to a Third Amendment to Office Lease dated May 30, 2019 (the Office Lease, as modified, the “Prime Lease”).

Pursuant to the Prime Lease, Sublandlord leases from Prime Landlord the entirety of a certain office building located at 9655 Maroon Circle, Englewood, Colorado (“Building”), such Building measuring one hundred sixty-six thousand, nine hundred twelve (166,912) rentable square feet (“Prime Premises”).

Subtenant desires to sublease from Sublandlord a certain portion of the Prime Premises (“Subleased Premises”), such Subleased Premises consisting of approximately one hundred ten thousand, seven hundred fifty-four (110,754) square feet of Rentable Area (defined in Section 3(a), below) in the aggregate, and being located on (i) the southern wing of the second floor of the Building (consisting of approximately 53.6% of the Rentable Area of such second floor) (the “Phase II Subleased Premises”), and (ii) the entire third and fourth floors of the Building (the “Phase I Subleased Premises”); and Sublandlord is willing to sublease the Subleased Premises to Subtenant, upon the terms and conditions hereinafter set forth.

The parties therefore agree as follows:

1. Basic Sublease Terms and Definitions. The following basic terms, as used in this Sublease and in all amendments to this Sublease (unless otherwise specified or unless the context otherwise requires), shall have the meanings set forth below:

Sublease Commencement Date

As to the Phase I Subleased Premises, the later of (a) full execution and delivery of the Consent (defined in Section 2(b)), or (b) the expiration of the Move-In Period (defined in Section 4(b)) applicable to the Phase I Sublease Premises.

As to the Phase II Subleased Premises, the later of (a) the Sublease Commencement Date for the Phase I Subleased Premises, or (b) fifteen (15) days after Subtenant’s receipt of written notice from Sublandlord (via email to: dmoorhead@zynex.com and lHuckle@Zynex.com) that Sublandlord has substantially completed Sublandlord’s Work (as defined in Exhibit A), provided that Sublandlord thereafter delivers possession of the Phase II Subleased Premises within fifteen (15) days after Subtenant’s receipt of written notice from Sublandlord that Sublandlord has substantially completed Sublandlord’s Work.

Sublease Expiration Date	April 29, 2028.
Sublease Term

As to the Phase I Subleased Premises, the period commencing on the Sublease Commencement Date applicable to the Phase I Subleased Premises and ending on the Sublease Expiration Date. As to the Phase II Subleased Premises, the period commencing on the Sublease Commencement Date applicable to the Phase II Subleased Premises and ending on the Sublease Expiration Date.

Sublease Base Rent	Defined in Section 6, below.
Sublease Base Rent Credit

The amount of five million, one hundred thirty-six thousand, two hundred sixteen and 75/100 dollars ($5,136,216.75) (i.e., an amount equal to twenty-one (21) months of Sublease Base Rent at the initial rate).

Security Deposit Amount	Two hundred forty-four thousand, five hundred eighty-one and 75/100 dollars ($244,581.75) (i.e., an amount equal to one (1) month of Sublease Base Rent at the initial rate).
Broker	Savills Inc.
Subtenant’s Notice Address

Prior to the Sublease Commencement Date, Subtenant’s Notice Address is: 9555 Maroon Circle, Englewood, CO 80112, Attn: Dan Moorhead, Chief Financial Officer. After the Sublease Commencement Date, Subtenant’s Notice Address is the Subleased Premises, Attn: Dan Moorhead, Chief Financial Officer; or at such other address in the continental United States as Subtenant may, from time to time, designate by notice to Sublandlord given in the manner prescribed in this Sublease.

Sublandlord’s Notice Address

Sublandlord’s Notice Address is:

Cognizant Technology Solutions U.S. Corporation

211 Quality Circle

College Station, Texas 78745

Attn: General Counsel

with a copy to:

Cognizant Technology Solutions U.S. Corporation

300 Frank W. Burr Blvd - 6th floor, Suite 36

Teaneck, NJ 07666

Attn: General Counsel

or at such other address in the continental United States as Sublandlord may, from time to time, designate by notice to Subtenant given in the manner prescribed in this Sublease.

Interest Rate

An interest rate equal to four (4) percentage points above the so-called annual “base rate” of interest publicly announced by Citibank, N.A., New York, New York, from time to time, as its “base rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate currently referred to as its “base rate”); provided that such interest rate shall not exceed the maximum amount permitted by applicable Law.

Additional Rent	Any and all amounts payable by Subtenant to Sublandlord under this Sublease, other than Sublease Base Rent, are deemed “Additional Rent.”
Tenant Alterations	Defined in Section 9 of the Prime Lease.
Rent	Sublease Base Rent and Additional Rent.
Sublease Month

Each calendar month commencing (a) on the applicable Sublease Commencement Date if the applicable Sublease Commencement Date falls on the first day of a calendar month, or (b) if the applicable Sublease Commencement Date is not the first day of a calendar month, on the first day of the month following the applicable Sublease Commencement Date, with the first Sublease Lease Month to include the initial partial calendar month in which the applicable Sublease Commencement Date occurs.

Subtenant’s Proportionate Share	66.35%.

2. Effectiveness Contingent Upon Prime Landlord’s Consent.

(a) Sublandlord and Subtenant expressly acknowledge and agree that the tenancy created by this Sublease shall not be effective unless and until Prime Landlord shall have consented in writing to this Sublease. Subtenant and Sublandlord hereby acknowledge and agree that the transaction contemplated by this Sublease shall in no circumstances be deemed an assignment of Sublandlord’s interest in the Prime Lease to Subtenant.

(b) Sublandlord shall promptly request Prime Landlord’s consent to this Sublease. Subject to Prime Landlord’s execution and delivery of a commercially reasonable non-disclosure agreement, Subtenant agrees to promptly provide true and complete copies of any financial and other information regarding Subtenant requested by Prime Landlord and to comply with all requirements and conditions contained in the Prime Lease. Each party agrees to promptly execute and deliver a consent agreement in the form reasonably requested by Prime Landlord and reasonably approved by Subtenant and Sublandlord (the “Consent”). If the Consent is not received within sixty (60) days of the execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord or Subtenant, by notice to the other prior to the receipt of Prime Landlord’s Consent, may cancel this Sublease, in which case Sublandlord shall promptly return to Subtenant all sums theretofore paid by Subtenant hereunder. Subtenant waives any claim against Prime Landlord arising out of any failure or refusal by Prime Landlord to grant consent.

3. Subleased Premises; Common Areas; Building Amenities.

(a) Subleased Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the term and upon the conditions hereinafter provided, the Subleased Premises, consisting of the approximate Rentable Area provided in the preamble to this Sublease, the number of which the parties agree shall be deemed the actual square footage, subject to Subtenant’s right, but not obligation, to have the Subleased Premises re-measured at its sole cost and expense, provided that Subtenant shall not re-measure the Subleased Premises after the thirtieth (30th) day following the Sublease Commencement Date applicable to the Phase II Subleased Premises. If Subtenant should elect to re-measure the Subleased Premises prior to the thirtieth (30th) day following the Sublease Commencement Date applicable to the Phase II Subleased Premises, and should Subtenant’s qualified professionals determine in writing that the Subleased Premises measure more or less than the approximation, an appropriate increase or decrease shall be made to those charges which are based upon square footage measurements (including but not limited to Sublease Base Rent, the Sublease Base Rent Credit, and the Security Deposit Amount), the revised square footage shall be confirmed in an amendment to this Sublease signed by both parties, and the determination of Rentable Area shall be conclusive. “Rentable Area” means the (i) entire area included within the Subleased Premises, being the area bounded by the interior surface of any exterior wall, the interior of all walls separating the Subleased Premises from any public corridors or other public areas on such floor, and the centerline of all walls separating such Subleased Premises from other adjoining areas leased to Sublandlord or other subtenants on the floor, plus (ii) a proportionate amount of the square footage of the Common Areas (defined in Section 3(b)) existing as of the Sublease Commencement Date applicable to the Phase II Subleased Premises, including but not limited to common area corridors on the second floor, first floor, and lower level of the Building.

(b) Common Areas. The “Common Areas” are those portions of the Building which are designated in good faith by Sublandlord in a manner commensurate with similarly situated first-class multi-tenant buildings for joint use by Subtenant, Sublandlord, and other tenants of the Building. Common Areas include elevators, sidewalks, parking areas, driveways, hallways, stairways, public bathrooms, common entrances, lobby, and other similar public areas and access ways, including the conference/training rooms located on the lower level of the Building, the dining and recreation areas located on the lower level of the Building, the Fitness Facility (defined in Section 3(c)), and the Executive Briefing Center (defined in Section 3(d)). Subtenant and its officers, employees, agents, and invitees shall use such Common Areas in a reasonable, orderly, and sanitary manner in cooperation with all other tenants, and in compliance with the terms of Section 34, below. The Common Areas shall be at all times subject to the exclusive control and management of Sublandlord, subject to the terms of Section 34 below and subject to Sublandlord’s covenant to operate the Common Areas in a manner commensurate with similarly situated first-class multi-tenant buildings.

(c) Fitness Facility.

(i) From and after the Sublease Commencement Date as applicable to the Phase I Subleased Premises, Sublandlord shall provide to Subtenant and its employees the non-exclusive right to use the fitness facility within the Building (the “Fitness Facility”). Subtenant and its employees shall use the Fitness Facility at their own risk and will provide any certifications of waiver of liability as Sublandlord may reasonably request from time to time. Sublandlord shall, with the prior written consent of Subtenant, which consent shall not be unreasonably withheld, have the right to relocate all or any portion of the Fitness Facility and to staff the Fitness Facility (or not) and contract or terminate any party hired in connection therewith. Use of the Fitness Facility shall be in accordance with all applicable provisions of this Sublease (including the insurance and indemnity provisions, and the terms of Section 34 hereof).

(ii) Sublandlord represents, and Subtenant acknowledges, (x) that, as a result of the pandemic caused by COVID-19, Sublandlord has not been in occupancy of any portion of the Prime Premises (other than for incidental property management functions) since on or about March 2020, and (y) that on a date to be determined, Sublandlord will re-occupy its retained portion of the Prime Premises (such date, the “Cognizant RTO Date”). “Fitness Facility Costs” means Sublandlord’s reasonable costs of operating, staffing, repairing, and maintaining the Fitness Facility, including but not limited to the reasonable cost of any third-party operator, provided that all Fitness Facility Costs are reasonably agreed upon by Subtenant and Sublandlord in advance, it being the intent that the Fitness Facility Costs to operate, staff and maintain the Fitness Facility shall be reasonably agreed upon in good faith by Subtenant and Sublandlord prior to Subtenant having any obligation to reimburse for any such expenses. At all times prior to the Cognizant RTO Date, Subtenant shall reimburse Sublandlord, as Additional Rent, for one hundred percent (100%) of the Fitness Facility Costs. From and after the Cognizant RTO Date, Subtenant shall reimburse Sublandlord, as Additional Rent, for Subtenant’s Proportionate Share of the Fitness Facility Costs. Subtenant shall deliver such reimbursement to Sublandlord within thirty (30) days of its receipt of notice as delivered from time to time by Sublandlord.

(d) Executive Briefing Center. “Executive Briefing Center” means those certain interconnected conference rooms located within the common area on the first (1st) floor of the Building. Subtenant shall have the right to use the Executive Briefing Center (a) following at least ten (10) days’ advance notice to Sublandlord, and (b) during the Executive Briefing Center’s hours of operation. Subtenant’s use of the Executive Briefing Center shall be subordinate to Sublandlord’s use of same, provided that Sublandlord shall make the Executive Briefing Center available for Subtenant’s use for at least four (4) full business days per month for every month of the Sublease Term. Use of the Executive Briefing Center shall be in accordance with the terms of Section 34 hereof. For each use of the Executive Briefing Center by Subtenant, Subtenant shall (i) pay Sublandlord a fee of $1,000.00, and (ii) reimburse Sublandlord, within thirty (30) days of receipt of reasonable evidence of the same, for Sublandlord’s reasonable and actual third-party cost of setting up and cleaning the Executive Briefing Center after each such use. Except as provided in the foregoing subsection (i), in no event shall Sublandlord charge Subtenant any administrative fees or management fees.

4. Move-In Period; FF&E.

(a) “Move-In Period” means that certain thirty (30)-day period commencing on the later of (i) the date Sublandlord delivers Subtenant access to the Subleased Premises, and (ii) the date of Sublandlord’s substantial completion of Sublandlord’s Pre-Access Work (defined in Exhibit A attached hereto); provided, however, that in no event shall Sublandlord be required to complete Sublandlord’s Pre-Access Work prior to April 1, 2021. Provided no Default by Subtenant has occurred under this Sublease, Subtenant shall have the right during the Move-In Period to install in the Subleased Premises, Subtenant’s furniture, furnishings, inventory, equipment, or trade fixtures, subject to all applicable terms and conditions of this Sublease, provided that no access whatsoever shall be permitted unless Subtenant shall deliver to Sublandlord written evidence specifying that Subtenant is then carrying all insurance required by this Sublease to be carried by Subtenant and its contractors. Sublandlord shall provide Subtenant with security badges for Subtenant’s employees and agents, provided that each employee and agent who receives such badge must provide Sublandlord with his or her name to be entered into Sublandlord’s security system. At Subtenant’s request from time-to-time Sublandlord will inform Subtenant of Sublandlord’s good faith determination of the projected commencement of the Move-In Period. Neither Subtenant nor any agent of Subtenant shall enter the Subleased Premises during those times that Sublandlord, acting reasonably and in good faith, determines that such entry will unreasonably interfere with Sublandlord’s Post-Access Work, and, in such event, Sublandlord shall notify Subtenant of the next-available times during which Subtenant may enter the affected area. Any activity by Subtenant or any agent of Subtenant during the Move-In Period which in occurs in reasonable proximity to, or otherwise may impact, Sublandlord’s Work shall be coordinated with Sublandlord and its general contractor to ensure that such activity does not unreasonably interfere with such work. Notwithstanding anything in this Sublease to the contrary, all of the provisions of this Sublease (including all insurance, indemnity, and utility provisions, and Section 13.1 of the Prime Lease as incorporated herein) shall apply during the Move-In Period, except that during such period Subtenant shall not be obligated to pay any rent, and Sublandlord shall not be obligated to provide any utility, service or other item in excess of those customarily provided to or for the benefit of a Subleased Premises in order for Sublandlord to perform its building standard initial improvement work thereto. During the Move-In Period, and for the Sublease Term, Subtenant will require access to the Sublandlord’s Data Center (Main Data Frame) and the Building Telcom Room (Voice and Data Point of Entry). Subtenant shall have the right to place certain network equipment inside the Sublandlord’s Data Center (Main Data Frame) and the Building Telcom Room (Voice and Data Point of Entry) subject to Sublandlord’s prior approval, which Sublandlord shall not unreasonably withhold, condition, or delay. Sublandlord shall provide to Subtenant with access to Sublandlord’s Data Center (Main Data Frame) and the Building Telcom Room (Voice and Data Point of Entry), provided that, except in the event of an emergency, Sublandlord shall only be required to provide such access during customary business hours and following twenty-four (24) hours’ prior notice, with Sublandlord having the right to escort Subtenant.

(b) Subtenant and Sublandlord acknowledge and agree that certain items of furniture, fixtures, and equipment owned by Sublandlord are located within the Subleased Premises as of the date of this Sublease (such items, the “FF&E”). Sublandlord hereby grants to Subtenant a license to use the FF&E during the Sublease Term. Subtenant acknowledges and agrees that the license granted herein does not grant Subtenant any property or ownership rights in the FF&E, and that this license is personal to Subtenant and may not be assigned by Subtenant in whole or in part without the reasonable consent of Sublandlord. Notwithstanding Sublandlord’s continuing ownership of the FF&E, during the Sublease Term, the parties shall deem the FF&E to be Subtenant’s personal property for all purposes arising from or related to this Sublease. Subtenant represents that it has examined the FF&E and is fully-satisfied with the condition thereof. Subtenant shall accept the FF&E on the Sublease Commencement Date strictly in its “AS IS, WHERE IS” condition, WITH ALL DEFECTS, including, without limitation, the nature, condition and usability thereof, and will be deemed to have assumed all risk, if any, resulting from any latent defects. Sublandlord makes no representations or warranties, express or implied, by operation of law or otherwise, with respect to the FF&E, including but not limited representations or warranties as to suitability, merchantability, or fitness for a particular purpose. None of the Sublease Base Rent or Additional Rent payable by Subtenant hereunder is applicable to the FF&E. On or around the seventh (7th) day prior to the Sublease Expiration Date, Sublandlord shall convey to Subtenant, and Subtenant shall purchase from Sublandlord, the FF&E, for the sum of $10.00, and Sublandlord shall deliver to Subtenant a customary bill of sale therefor. Notwithstanding anything in this Sublease to the contrary, if a Default (defined in Section 19) occurs at any time during the Sublease Term, the parties shall deem irrevocably rescinded, null, and void (i) Subtenant’s license to use the FF&E, and (ii) Sublandlord’s obligation to sell, and Subtenant’s right to purchase, the FF&E. Notwithstanding anything contained herein to the contrary, Sublandlord hereby represents and warrants that, as of the date hereof and as of the date Sublandlord conveys the FF&E to Subtenant, the FF&E is and will be free and clear of all liens and encumbrances.

5. Sublease Term.

(a) The Sublease Term shall commence upon the applicable Sublease Commencement Date as to the applicable portion of the Subleased Premises and end on the Sublease Expiration Date, unless extended or sooner terminated as hereinafter set forth or by operation of law. Notwithstanding the foregoing, the Sublease Term shall automatically terminate upon the expiration or earlier termination of the Prime Lease. After each Sublease Commencement Date, the parties shall, at the request of either party, execute and deliver a notice confirming the applicable Sublease Commencement Date. Either party, or both parties’, failure to execute and deliver such instrument shall not affect the applicable Sublease Commencement Date.

(b) Notwithstanding anything contained in this Sublease to the contrary, if the Move-In Period does not commence on or before the later of (i) Sublandlord’s receipt of the fully-executed Consent, and (ii) April 15, 2021 (such later date, the “Move-In Period Deadline”), Tenant shall receive a credit of one (1) day of Sublease Base Rent (to be applied once the Sublease Base Rent Credit is exhausted for Sublease Months 1-9) for every day past the Move-In Period Deadline that Sublandlord fails to so deliver possession of the Phase I Subleased Premises to Subtenant with Sublandlord’s Pre-Access Work completed. Notwithstanding anything contained in this Sublease to the contrary, if despite Sublandlord's efforts, Sublandlord fails to deliver the Phase II Subleased Premises to Subtenant with all of Sublandlord’s Work complete by July 15, 2021 (the “Phase II Deadline”), Tenant shall receive a credit of one (1) day of Sublease Base Rent (to be applied once the Sublease Base Rent Credit is exhausted for Sublease Months 1-9 or any subsequent Sublease Months) for every day past Phase II Deadline that Sublandlord fails to so deliver possession of the Subleased Premises to Subtenant with Sublandlord’s Work completed. Notwithstanding anything in the foregoing to the contrary, if Sublandlord is delayed or prevented from performing its obligations related to the Phase II Deadline due to: (x) any fire, act of God, governmental act or failure to act, strike, labor dispute, inability to procure materials, or any cause beyond Sublandlord’s reasonable control (whether similar or dissimilar to the foregoing events), or (y) Prime Landlord’s failure to deliver the Consent, or (z) any Subtenant Delay (defined in Section 5(c)), then the parties shall deem the Phase II Deadline extended for a period equal to the period(s) of such delay or prevention.

(c) If Sublandlord is delayed in completing Sublandlord’s Pre-Access Work as a result of: (i) Subtenant’s failure to comply with any of the approval requirements and deadlines specified in Exhibit A, or with any of the other requirements of Exhibit A or the Sublease, (ii) Subtenant’s request for modifications to the Final Construction Drawings (defined in Exhibit A), (iii) Subtenant’s failure to pay when due any amount required pursuant to Exhibit A, (iv) Subtenant’s request for long lead time materials, finishes, or installations for Sublandlord’s Pre-Access Work, or (v) the performance or timing of any work, or the entry into the Subleased Premises, by Subtenant or any person or firm employed or retained by Subtenant (any and all of the following, “Subtenant Delay”), then for purposes of determining the Sublease Commencement Date, Sublandlord’s Pre-Access Work shall be deemed to have been substantially complete on the date that Sublandlord determines in its reasonable judgment that Sublandlord’s Pre-Access Work would have been substantially complete if such Subtenant Delay(s) had not occurred; provided however, that if Sublandlord contends that a Subtenant Delay has occurred pursuant to any of the foregoing subsections (iii) through (v), then Sublandlord shall deliver to Subtenant written notice (“Delay Notice”) of the event which constitutes such Subtenant Delay. If such actions, inaction, or circumstance described in a Delay Notice are not cured or addressed by Subtenant within one (1) business day after Subtenant’s receipt of such Delay Notice, then a Subtenant Delay shall be deemed to have occurred commencing as of the date of Subtenant’s receipt of such Delay Notice and ending as of the date such Subtenant Delay ends. For the avoidance of doubt, the parties acknowledge and agree that no Delay Notice is required in connection with a Subtenant Delay pursuant to the foregoing subsections (i) and (ii).

6. Sublease Base Rent.

(a) From and after the Sublease Commencement Date as to the Phase I Sublease Premises, Subtenant shall pay the Sublease Base Rent in the following amounts, in equal monthly installments in advance on the first day of each calendar month during the Sublease Term as applicable to the Phase I Sublease Premises:

Period of the Sublease Term:	Annual Sublease Base Rent Per RSF:	Annual Sublease Base Rent Rate:	Monthly Sublease Base Rent Payment:
Sublease Commencement Date as to the Phase I Sublease Premises through Sublease Month 33	$26.50	$2,333,325.00	$194,443.75
Sublease Month 34 through Sublease Month 45	$27.00	$2,377,350.00	$198,112.50
Sublease Month 46 through Sublease Month 57	$27.50	$2,421,375.00	$201,781.25
Sublease Month 58 through Sublease Month 69	$28.00	$2,465,400.00	$205,450.00
Sublease Month 70 through Sublease Month 81	$28.50	$2,509,425.00	$209,118.75
Sublease Month 82 through April 29, 2028	$29.00	$2,553,450.00	$212,787.50

From and after the Sublease Commencement Date as to the Phase II Subleased Premises, Subtenant shall pay the Sublease Base Rent in the following amounts, in equal monthly installments in advance on the first day of each calendar month during the Sublease Term as applicable to the Phase II Subleased Premises:

Period of the Sublease Term:	Annual Sublease Base Rent Per RSF:	Annual Sublease Base Rent Rate:	Monthly Sublease Base Rent Payment:
Sublease Commencement Date as to the Phase II Subleased Premises through Sublease Month 33	$26.50	$601,656.00	$50,138.00
Sublease Month 34 through Sublease Month 45	$27.00	$613,008.00	$51,084.00
Sublease Month 46 through Sublease Month 57	$27.50	$624,360.00	$52,030.00
Sublease Month 58 through Sublease Month 69	$28.00	$635,712.00	$52,976.00
Sublease Month 70 through Sublease Month 81	$28.50	$647,064.00	$53,922.00
Sublease Month 82 through April 29, 2028	$29.00	$658,416.00	$54,868.00

(b) By no later than the date which is sixty (60) days after the date of this Sublease, Subtenant shall pay an amount equal to one (1) monthly installment of the Sublease Base Rent payable at the initial rate, which amount shall be credited toward the monthly installment of Sublease Base Rent payable for the first full calendar month of the Sublease Term following the Sublease Commencement Date and application of the Sublease Base Rent Credit. If the applicable Sublease Commencement Date is not the first day of a month, then the Sublease Base Rent from the applicable Sublease Commencement Date until the first day of the following month shall be prorated on a per diem basis at the rate of one-thirtieth (1/30th) of the monthly installment of the Sublease Base Rent payable at the initial rate, and Subtenant shall pay such prorated installment of the Sublease Base Rent on the applicable Sublease Commencement Date.

(c) Subtenant shall make all payments by means of electronic transfer of funds, and Sublandlord shall provide Subtenant with bank routing information for such purpose. All sums payable by Subtenant under this Sublease shall be paid to Sublandlord in legal tender of the United States, without setoff, deduction or demand, except as expressly provided in this Sublease. Sublandlord’s acceptance of Rent after it shall have become due and payable shall not excuse a delay upon any subsequent occasion or constitute a waiver of any of Sublandlord’s rights hereunder.

(d) Sublandlord shall apply the Sublease Base Rent Credit against Subtenant’s obligation to pay Sublease Base Rent as the same first becomes due provided that Subtenant is not in Default of this Sublease (inclusive of any applicable notice and cure period). Sublandlord shall apply the Sublease Base Rent Credit in twenty-one (21) installments of $244,581.75 each against, respectively, the Sublease Base Rent due for each of the following Sublease Months: Sublease Months 1 through 9; Sublease Months 13 through 18; and Sublease Months 25 through 30, provided that Sublandlord’s obligation to apply the Sublease Base Rent Credit shall be suspended at any time that Subtenant is in Default (inclusive of any applicable notice and cure period). Further, if a Default occurs which results in this Sublease being terminated or Subtenant being dispossessed of the Subleased Premises, then Sublandlord shall cease applying the Sublease Base Rent Credit to the extent unapplied, and Subtenant shall immediately pay to Sublandlord, without further notice or demand, as Additional Rent, an amount equal to the total Sublease Base Rent Credit applied by Sublandlord through the date of the Default, up to a maximum amount of two million, two hundred one thousand, two hundred thirty-five and 75/100 dollars ($2,201,235.75); provided, however, that, subject to Sublandlord’s duty to mitigate damages as provided below, Sublandlord and Subtenant agree that Sublandlord’s recovery of any Sublease Base Rent Credit shall not operate as a duplication of recovery of damages for Sublandlord.

7. Additional Rent; Late Fee.

(a) In addition to the Sublease Base Rent, Subtenant shall, within thirty (30) days of written notice and evidence of the requested payment, pay or reimburse Sublandlord for all amounts payable under the Prime Lease arising out of Subtenant’s requests for special services including (i) above building standard or overtime HVAC, (ii) extra cleaning specifically requested by Subtenant, (iii) overtime or dedicated freight elevator service specifically requested by Subtenant, (iv) loading dock fees for usage specifically requested by Subtenant, and (v) any maintenance, repair or other service for which a separate charge is made by Prime Landlord that is specifically attributable to the Subleased Premises. Alternatively, Sublandlord may direct Subtenant to pay such amounts specifically described in this subsection directly to Prime Landlord, in which event Subtenant shall pay such amounts to Prime Landlord per the terms of the Prime Lease provided that Sublandlord provides Subtenant with reasonable advance notice of the same. If such amounts specifically described in this subsection are billed directly by Prime Landlord to Subtenant, Subtenant may, and shall, pay such amounts directly to Prime Landlord.

(b) If Subtenant fails to make any payment of Sublease Base Rent, Additional Rent, or any other sum on or before the day which is five (5) business days after the date such payment is due and payable, then Sublandlord shall have the right to impose (upon Subtenant in writing) interest at the Interest Rate and a late charge of five percent (5%) of the amount of such payment.

(c) Notwithstanding anything in this Sublease to the contrary, Sublandlord shall be responsible for the payment of all Operating Expenses under the Prime Lease, without reimbursement from Subtenant.

8. Security Deposit. Simultaneously with Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord the Security Deposit Amount as a security deposit for the performance by Subtenant of all of Subtenant’s obligations, covenants, conditions and agreements under this Sublease. Sublandlord shall not be required to maintain such security deposit in a separate account. Except as may be required by law, Subtenant shall not be entitled to interest on the security deposit. Within thirty (30) days after the later of the expiration or earlier termination of the Sublease Term or Subtenant’s vacating the Subleased Premises, Sublandlord shall return such security deposit to Subtenant, less such portion thereof as Sublandlord shall have appropriated to satisfy any of Subtenant’s obligations under this Sublease or to satisfy a Default under this Sublease. If there shall be any Default under this Sublease, then Sublandlord shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) Sublease Base Rent, Additional Rent, or any other sum applicable to such event, or (b) amount Sublandlord may spend or become obligated to spend, or for the compensation of Sublandlord for any losses incurred, by reason of such event (including any damage or deficiency arising in connection with the reletting of the Subleased Premises). If any portion of the security deposit (in whatever form) is so used or applied, then within seven (7) business days after Sublandlord gives written notice to Subtenant of such use or application, Subtenant shall deposit with Sublandlord cash in an amount sufficient to restore the security deposit to the original Security Deposit Amount, and Subtenant’s failure to do so shall constitute a Default under this Sublease.

9. Use. Subtenant will use and occupy the Subleased Premises solely for general office purposes, subject at all times to the terms and conditions of the Prime Lease.

10. Subtenant Alterations.

(a) Except for Minor Alterations (as defined in the Prime Lease), Subtenant shall not make any Material Alterations (as defined in the Prime Lease) in or to the Subleased Premises, without in each instance obtaining the prior written consent of Prime Landlord and Sublandlord. If any Material Alterations are made without consent, Prime Landlord or Sublandlord may remove the same, and may correct, repair and restore the Subleased Premises and any damage arising from such removal, and Subtenant shall be liable for any and all costs and expenses incurred by Prime Landlord or Sublandlord in the performance of this work. Prior to the expiration or earlier termination of the Sublease Term or Subtenant’s vacating the Subleased Premises, Subtenant shall, upon request of Prime Landlord or Sublandlord which shall be provided, if at all, at the time of approval of a Material Alteration, remove said Material Alterations and repair all damage resulting from such removal, ordinary wear and tear excepted. If Subtenant fails or refuses to remove such Material Alterations, or fails to correct, repair and restore the Subleased Premises, Prime Landlord or Sublandlord may cause the same to be removed, and repairs and restoration to be made, in which event Subtenant shall reimburse to the party who caused said Tenant Alterations to be removed and repairs made, the reasonable cost of such removal, repairs and restoration. There shall be no charge by Sublandlord for the review of plans or any inspections that Sublandlord deems necessary with regard to any Material Alterations. Subtenant shall, however, within ten (10) days of written demand, pay or reimburse Sublandlord for all amounts payable under the Prime Lease arising out of Subtenant’s requests for any Tenant Alteration, including but not limited to Prime Landlord’s construction fee. Alternatively, Sublandlord may direct Subtenant to pay such amounts directly to Prime Landlord, in which event Subtenant shall pay such amounts to Prime Landlord within ten (10) days after Subtenant is billed therefor. If such amounts are billed directly by Prime Landlord to Subtenant, Subtenant may, and shall, pay such amounts directly to Prime Landlord within ten (10) days after Subtenant is billed therefor unless Sublandlord directs Subtenant to make such payment to Sublandlord. Any Material Alterations made by or behalf of Subtenant and designated to be removed at the end of the Sublease Term as herein provided above shall be removed by Subtenant, and Subtenant shall correct and repair any damage rising from such removal, ordinary wear and tear excepted.

(b) Notwithstanding anything contained herein to the contrary, Subtenant shall have the option to install a reception desk in the common area lobby of the Building, subject to the terms of this Section 10.

11. Surrender; Subtenant’s Personal Property. Upon the expiration or earlier termination of this Sublease (excepting, however, any early termination of this Sublease because of a default by Sublandlord under the Prime Lease), Subtenant shall remove all of its furniture, furnishings and equipment, shall repair all damage resulting from such removal or its use of the Subleased Premises, and shall surrender the Subleased Premises in good condition, subject only to ordinary wear and tear and to damage, if any, by fire or other casualty. The obligations of Subtenant as herein provided shall survive the termination of this Sublease.

12. Terms of Prime Lease.

(a) Generally. All of the terms, provisions, covenants and conditions of the Prime Lease are incorporated herein by reference and hereby made a part of and are superior to this Sublease, except as herein otherwise expressly provided. Except as provided herein, as between the parties hereto, Subtenant hereby assumes all of the obligations of the Sublandlord as the tenant under the Prime Lease as specifically relating to the Subleased Premises. Sublandlord shall have all of the rights of the Prime Landlord under the Prime Lease as against Subtenant. Subtenant shall have all of the rights of the Tenant under the Prime Lease as against Sublandlord, provided that, in the event that the provisions of this Sublease and those of the Prime Lease conflict, the provisions of this Sublease shall prevail. Except as provided in this Sublease and below, Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, or trash removal services. With respect to work, services, repairs and restoration or the performance of other obligations required of Prime Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same from Prime Landlord following its receipt of Subtenant's written request, and Sublandlord agrees to use commercially reasonable best efforts (excluding litigation) to cause the Prime Landlord to provide such services. Subtenant shall not under any circumstances seek or require Sublandlord to perform or cause the performance of any work, services, repairs, restoration or the performance of any other obligation required of Prime Landlord under the Prime Lease, and Subtenant shall not make any claim against Sublandlord for any damage which may arise by reason of (i) the failure of Prime Landlord to observe or perform any covenant or agreement to be observed or performed by it under the Prime Lease, or (ii) any act or omission of Prime Landlord, or any of their respective agents, contractors, servants, employees, invitees or licensees. Subtenant shall obtain and maintain all insurance types and coverages as specified in the Prime Lease to be obtained and maintained by Sublandlord, as Tenant and as specifically relating to the Subleased Premises, in amounts not less than those specified in the Prime Lease. All policies of insurances obtained by Subtenant shall name Prime Landlord and Sublandlord as additional insureds therein in accordance with the Prime Lease. Subtenant’s insurance shall, as specifically relating to the Subleased Premises, be primary over Prime Landlord’s and Sublandlord’s insurance. Subtenant will deliver to Sublandlord annually certificates reflecting that Subtenant has obtained and is maintaining the required insurance coverages in the appropriate amounts. Terms not otherwise defined in this Sublease shall have the meaning ascribed to them in the Prime Lease.

(b) No Options Under the Prime Lease. Notwithstanding anything in Section 12(a) to the contrary, Subtenant acknowledges and agrees that Subtenant shall not have the right to exercise any renewal, expansion, right of first refusal, or other similar options or rights afforded to Sublandlord under the Prime Lease or otherwise.

(c) Certain Exceptions. Notwithstanding anything in this Sublease to the contrary, the following provisions of the Office Lease dated January 23, 2012 are not incorporated herein: Sections 3.4, 4.2, 5, 6, 7.7, 15.1, 15.4, 21, and 23.2; Rider 1; and Exhibit “E” (The Work Letter).

13. Subtenant’s Covenants. Subtenant covenants and agrees that Subtenant will not do anything which would constitute a default under the Prime Lease, or omit to do anything which Subtenant is obligated to do under the terms of this Sublease and which would constitute a default under the Prime Lease.

14. Indemnification. Except to the extent of the negligence or willful misconduct of Sublandlord or its agents, employees, consultants or contractors, Subtenant shall defend, indemnify and hold harmless Sublandlord, its affiliates, officers, directors, and employees, from and against all claims, suits, loss, liability, damages, cost, and expense, including reasonable attorneys’ fees, to the extent arising from (i) any act or omission of Subtenant, its contractors, agents, employees or sub-subtenants in the Subleased Premises, or (ii) the negligence or willful misconduct of Subtenant, agents, employees, consultants or contractors. Except to the extent of the negligence or willful misconduct of Subtenant or its agents, employees, consultants or contractors, Sublandlord shall defend, indemnify and hold harmless Subtenant, its affiliates, officers, directors, and employees, from and against all claims, suits, loss, liability, damages, cost, and expense, including reasonable attorneys’ fees, to the extent arising from (i) any act or omission of Sublandlord, its contractors, agents, employees or sub-subtenants in an area of the Building or project outside of the Subleased Premises, or (ii) the negligence or willful misconduct of Subtenant, agents, employees, consultants or contractors.

15. Assignment and Sublease.

(a) Subtenant shall not assign, mortgage, pledge or otherwise encumber this Sublease, or sublet the Subleased Premises or any part thereof, without in each instance obtaining the prior written consent of Prime Landlord and Sublandlord, which consent Sublandlord shall not unreasonably withhold, condition, or delay, subject to the terms and conditions of the Prime Lease.

(b) Notwithstanding anything contained herein to the contrary, Subtenant, without Sublandlord consent (provided that Subtenant is not in Default (inclusive of any notice and applicable cure periods)) may assign this Sublease (a “Permitted Transfer”) to (a) any entity controlling, controlled by or under common control with Subtenant, (b) the successor entity in the event of a merger, reorganization, recapitalization or consolidation involving Subtenant, or (c) the purchaser of all or substantially all of Subtenant’s assets (any, a “Permitted Transferee”); provided, however, (x) Subtenant shall notify Sublandlord of such Permitted Transfer as soon as reasonably and legally possible (including prior to the date of the Permitted Transfer, if legally possible), which notice shall contain a written certificate from Subtenant stating the legal and beneficial relationship of Subtenant and the proposed assignee, transferee, or subtenant, (y) the Permitted Transferee shall assume and agree in a writing to the Permitted Transfer, and (z) in no event shall Subtenant be released from any liabilities and obligations under this Sublease.

(c) Notwithstanding anything in Section 15(a) to the contrary, provided no Default exists hereunder, Subtenant may, upon not less than ten (10) days’ prior written notice to Sublandlord, but without Sublandlord’s prior written consent, permit occupancy of portions of the Subleased Premises on a non-demising basis to Desk Space Users (as hereinafter defined) without the payment of any fee to Sublandlord; provided, that (i) each Desk Space User shall use the Subleased Premises in accordance with all of the provisions of this Sublease, and only for the use expressly permitted pursuant to this Sublease, (ii) in no event shall the use of any portion of the Subleased Premises by any such Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Subleased Premises or this Sublease, (iii) such occupancy shall terminate automatically upon the termination of this Sublease, and (iv) the portion of the Subleased Premises being used by all Desk Space Users in the aggregate shall not at any time exceed ten percent (10%) of the then total Rentable Area of the Subleased Premises. Upon the written request of Sublandlord, Subtenant shall within five (5) business days notify Sublandlord in writing of all Desk Space Users (if any) occupying the Subleased Premises. “Desk Space User” means a bona fide affiliate of Subtenant, or other entity with which Subtenant typically co-locates and with which Subtenant has an ongoing bona fide business relationship. Subtenant acknowledges and agrees that (x) any Desk Space User agreement shall be subject and subordinate to all of the terms, covenants, and conditions of this Sublease and the Prime Lease, (y) notwithstanding any Desk Space User agreement, Subtenant shall remain fully liable for all of Subtenant’s obligations under this Sublease, and (z) Subtenant’s right granted hereunder is a personal right limited solely to Subtenant and/or any assignee pursuant to a Permitted Transfer.

16. Signs. Subtenant shall have the right to install signs, at Subtenant’s sole cost and expense, subject to the terms and conditions of the Prime Lease. Subtenant’s signage shall include on-building signage, monument signage, lobby reception area signage, and suite entry signage. Sublandlord will cooperate with Subtenant’s reasonable requests for assistance, at no cost to Sublandlord, in order for Subtenant to achieve on-building signage subject to Meridian Business Park codes and restrictions.

17. Broker. Sublandlord and Subtenant each warrants to the other that in connection with this Lease it has not employed or dealt with any broker, agent or finder, other than the Broker. Subtenant shall indemnify and hold Sublandlord harmless from and against any claim for brokerage or other commissions, or for a lien under any applicable broker’s lien law, asserted by any broker, agent or finder employed by Subtenant or with whom Subtenant has dealt, other than the Broker. Sublandlord shall indemnify and hold Subtenant harmless from and against any claim for brokerage or other commissions asserted by the Broker and any other broker, agent or finder employed by Sublandlord or with whom Sublandlord has dealt. Subtenant’s and Sublandlord’s indemnities set forth in this Section shall survive the expiration or earlier termination of the Sublease Term.

18. Entire Agreement. This Sublease contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Subleased Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. All understandings and agreements, if any, heretofore had between the parties are merged into this Sublease, which alone fully and completely expresses the agreement of the parties. The failure of Sublandlord to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord and consented to (in writing) by Prime Landlord. No surrender of possession of the Subleased Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of monthly base rent or additional rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of monthly base rent or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

19. Default. Each of the following is a “Default” by Subtenant under this Sublease: (i) Subtenant’s failure to make when due any payment of the Rent, or other sum, which failure shall continue for a period of five (5) business days after Sublandlord sends Subtenant written notice thereof, provided, however, that Subtenant is not entitled to more than three (3) such notices of a monetary delinquency during any 12-month period, and if thereafter any Rent or other sum is not paid when due, a Default shall be deemed to have occurred; (ii) Subtenant’s failure to perform or observe any covenant or condition of this Sublease, which failure shall continue for a period of twenty (20) days after Sublandlord sends Subtenant written notice thereof; provided, however, that if such cure cannot reasonably be effected within such twenty (20) day period and Subtenant begins such cure promptly within such twenty (20) day period and is pursuing such cure in good faith and with diligence and continuity during such twenty (20) day period, then Subtenant shall have such additional time as is reasonably necessary to effect such cure; (iii) Subtenant’s dissolution or liquidation; (iv) any sublease, assignment or mortgage not permitted by Section 15; or (v) Subtenant makes an assignment for the benefit of creditors.

20. Remedies. If any Default occurs, or if this Sublease and the Sublease Term shall expire and come to an end as provided in Section 19 above, then Sublandlord shall have all of the rights and remedies against Subtenant which are provided to Prime Landlord under and subject to Section 15.2 of the Prime Lease, including but not limited to Section 15.2(f). Notwithstanding anything contained herein to the contrary, Subtenant and Sublandlord hereby waive any consequential, punitive and special damages, compensation or claims for inconvenience or loss of business, rents, or profits, whether or not caused by the willful and wrongful act of Subtenant or Sublandlord and/or any party acting by, through or under Subtenant or Sublandlord; provided, however, that the foregoing shall not negate Subtenant’s indemnity of Sublandlord as provided below for claims Sublandlord incurs with respect to the Prime Lease by reason of such Subtenant’s holdover.

21. Sublandlord’s Representations and Obligations. Sublandlord represents as of the date hereof that: (a) Sublandlord has the full right and authority to execute and deliver this Sublease; (b) Sublandlord has received no notices of default from Prime Landlord; and (c) to its actual knowledge, Sublandlord is not in default under the terms of the Prime Lease. Sublandlord represents and warrants that the Prime Lease and Subleased Premises are not encumbered by any prior transfer, assignment, mortgage, loan, assessment or encumbrances of whatever nature created or suffered by Sublandlord, and that all of Sublandlord’s duties and obligations under the Prime Lease have been performed and will continue to be performed up to and including the date Sublandlord delivers possession of the Subleased Premises to Subtenant. Sublandlord further represents and warrants that any future obligations owed to Prime Landlord by Sublandlord, including, without limitation, the payment of Rent, will continue to be performed throughout the Term of the Prime Lease.

22. Prime Lease. Subtenant represents that it has received a true and complete copy of a redacted version of the Prime Lease and is familiar with the contents thereof.

23. Successors and Assigns. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

24. Holdover. For each and every month or partial month that Subtenant or any party claiming by, through or under Subtenant remains in occupancy of all or any portion of the Subleased Premises after the expiration or sooner termination of this Sublease or after termination of Subtenant’s right to possession, Subtenant shall pay for the use and occupancy of the Subleased Premises, and not as a penalty, monthly use and occupancy equal to (a) 150% of the Sublease Base Rent payable under this Sublease immediately prior to such expiration or termination. The acceptance by Sublandlord of any lesser sum shall be construed as acceptance of a payment on account of damages for such holding over. If such holdover period extends beyond the expiration of the Prime Lease, Subtenant shall indemnify, defend and hold harmless Sublandlord against all claims, costs, expenses, and liabilities, including reasonable attorneys’ fees, incurred by or made against Sublandlord by reason of Subtenant’s holdover in the Subleased Premises and including all losses, costs, liabilities, penalties and damages that Sublandlord incurs with respect to the Prime Lease, the Subleased Premises or to the Prime Landlord or other third party by reason of such holdover, including but not limited to attorneys’ fees, damages, and other amounts, and any use and occupancy and damages that may be payable by Sublandlord to Prime Landlord with respect to the Subleased Premises as a result of Subtenant’s holdover. Nothing in this Paragraph shall be construed as permitting Subtenant (or any other occupant) to remain in possession of the Subleased Premises after the Expiration Date or sooner termination of this Sublease.

25. Notices. All notices or other communications required under this Sublease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the next business day after deposit with a recognized overnight delivery service, or on the third day after being sent by certified or registered mail, return receipt requested, postage prepaid, to the applicable recipient’s address specified in Section 1. Either party may change its address for the giving of notices by written notice given in accordance with this Section.

26. Time is of the Essence. Time is of the essence of this Sublease and each of its provisions.

27. No Amendment. Sublandlord and Subtenant shall not amend this Sublease without Prime Landlord’s prior written consent, and any such amendment made or entered into without Prime Landlord’s consent shall be null and void.

28. Electronic Delivery. The parties agree that this Sublease may be transmitted between them by email, and intend that scanned signatures (such as, without limitation, DocuSign signatures or scanned signatures in .pdf format) constitute original signatures, and that a scanned agreement containing the signatures (original or scanned) of all the parties is binding on the parties.

29. Generator & Uninterruptible Power Supply. Sublandlord is the owner of an existing 800 kilowatt (“KW”) emergency generator (“Generator”) located outside of the Building, and a Centralized Uninterruptible Power Supply System (“UPS”) located within Sublandlord’s Main Data Frame (“Data Center”). Subtenant understands that the Generator and UPS are currently electrically hardwired to an electrical panel(s) which feed existing Electrical and Cooling in all, but not limited to, building Telcom, Intermediary Data Frames & Main Data Frames. Sublandlord hereby grants a license to Subtenant to use, in common with Sublandlord’s use, the Generator and UPS systems, such license to be for a period to run coterminous with the Sublease Term and otherwise pursuant to the terms and conditions of this Section 29. Subtenant’s right to utilize the Generator and UPS is non-exclusive, constitutes a revocable license only, and does not grant Subtenant any property or ownership rights in the Generator or UPS, or create a partnership or joint venture between Subtenant and Sublandlord. The parties acknowledge and agree that this license is personal to Subtenant, and may not be assigned by Subtenant in whole or in part (other than as part of a Permitted Transfer). Sublandlord makes no representation and extends no warranty, either expressed or implied, with respect to the Generator, including without limitation warranties of merchantability or fitness for a particular purpose. If Subtenant desires to add additional hard wired electrical circuits which are connected to the Generator and UPS, above and beyond the existing electrical conditions of the Subleased Premises at the Sublease Commencement Date, Sublandlord, through its independent contractor, shall perform the work required to connect Subtenant’s electrical service to the Generator and UPS (“Sublandlord’s Generator Work”). Subtenant shall pay Sublandlord for all actual costs and expenses related to Sublandlord’s Generator Work to connect Subtenant’s additional electrical circuits or equipment to the Generator and UPS. The location of the electrical routing to the Generator shall be in Sublandlord’s sole and reasonable discretion. Excluding any costs associated with life safety in and for the Subleased Premises, Subtenant shall pay Sublandlord for Sublandlord’s Generator Work within thirty (30) days after being billed therefor. Excluding any costs associated with life safety in and for the Subleased Premises, Subtenant shall pay Sublandlord within thirty (30) days after receipt of invoices therefor from Sublandlord Subtenant’s Proportionate Share of the annual fuel and maintenance charges for the Generator, which pro rata share shall be based on a ratio, the numerator of which is Subtenant’s total usage of the Generator capacity and the denominator of which is the aggregate usage of Generator capacity. Subtenant acknowledges and agrees that any amounts owed to Sublandlord under this Section 29 shall be deemed Additional Rent.

30. Right of First Offer.

(a) Grant of Right of First Offer. Provided no Default then exists either at the time of delivery of the ROFO Notice and at the time of Sublandlord’s delivery of the ROFO Space (as such capitalized terms are defined herein) to Subtenant, Sublandlord shall, prior to offering any space in the Building to any party, first offer to lease to Subtenant the entirety (and not a portion) of the Building in an “AS-IS” condition by delivering notice of such offer (“ROFO Notice”) to Subtenant (the “Right of First Offer”). “ROFO Space” means all of the area in the Building which is not part of the original Subleased Premises which is being leased to Subtenant pursuant to this Sublease. Subtenant shall notify Sublandlord in writing whether Subtenant elects to lease the entire ROFO Space within seven (7) business days after Sublandlord delivers to Subtenant the ROFO Notice, TIME BEING OF THE ESSENCE with respect to Subtenant’s notice. If Subtenant fails or is unable to timely exercise its right hereunder with respect to the ROFO Space, then such right shall lapse, time being of the essence with respect to the exercise thereof, and Sublandlord may lease all or a portion of the ROFO Space to third parties on such terms as Sublandlord may elect (subject to Section 31, below). However, notwithstanding the terms of the preceding sentence, if the economic terms change by 10% or more, the size of the ROFO Space stated in the ROFO Notice changes by 10% or more, or there are material changes in the non-economic terms, then Sublandlord covenants and agrees to again offer such ROFO Space to Subtenant with the revised terms. Additionally, if Sublandlord has not leased any such ROFO Space within six (6) months following the date of the ROFO Notice, then such ROFO Space shall again be subject to Subtenant’s Right of First Offer. Except as otherwise set forth in this Section 30 to the contrary, Subtenant’s lease of the entire Building shall be on all of the terms and conditions of this Sublease. The ROFO Space is deemed to contain 56,158 rentable square feet for purposes of calculating Sublease Base Rent, but the ROFO Space will also include the remaining portions of the Building currently leased by Sublandlord pursuant to the terms of the Prime Lease. Accordingly, upon exercising the Right of First Offer pursuant to the terms hereof, Subtenant will lease from Sublandlord, and Sublandlord will lease to Subtenant, the Building.

(b) Delivery of ROFO Space. Sublandlord shall deliver the ROFO Space to Subtenant on the date (the “ROFO Space Commencement Date”) that is the latest to occur of (i) the date which is one hundred eighty (180) days after Sublandlord’s receipt of the ROFO Notice, (ii) the execution of the ROFO Space Amendment (as hereafter defined) by Sublandlord and Subtenant, and (iii) receipt of the consent by Prime Landlord to the ROFO Space Amendment. Sublandlord shall use commercially reasonable efforts at its sole cost and expense to obtain the consent of Prime Landlord to any ROFO Space Amendment. Subtenant shall pay to Sublandlord all Rent due pursuant to the ROFO Space Amendment commencing on the ROFO Space Commencement Date.

(c) Amendment to Sublease to Include ROFO Space. Within 30 days after delivery of the ROFO Notice to Sublandlord, Sublandlord and Subtenant will enter into an amendment to this Sublease (the “ROFO Space Amendment”), incorporating the ROFO Space as part of the Subleased Premises, and the provisions of this Section 30, with the same term as remaining in this Sublease, and setting forth such other agreements so as to effectuate the intent of this provision. In addition to the provisions set forth in Section 30(a), (b), (d), and (e), the ROFO Space Amendment will include the following provisions:

(i)	Sublandlord will be deemed to lease, rent and demise to Subtenant the entire Building, and Subtenant will be deemed to accept from Sublandlord, the Building, subject to the terms and provisions of this Sublease;

(ii)	wherever in this Sublease there is a reference to the Subleased Premises, the Subleased Premises shall mean the entire Building;

(iii)	the Subleased Premises will be deemed to contain one hundred sixty-six thousand, nine hundred twelve (166,912) rentable square feet, and Subtenant shall pay Sublease Base Rent to Sublandlord in the amount set forth in Section 30(d) below;

(iv)	except for the obligation of Sublandlord, as tenant under the Prime Lease to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses to Prime Landlord, Subtenant shall be responsible, at its sole cost and expense, for each and every obligation of “Tenant” under the Prime Lease, as if Subtenant was the tenant under the Prime Lease, including, without limitation, all of the obligations of Tenant to perform maintenance, repairs, and replacements required to be performed by Tenant under the Prime Lease, and to comply with laws;

(v)	the ROFO Space shall be delivered to Subtenant on the ROFO Space Commencement Date vacant and broom-clean and, all Building systems serving the ROFO Space will be in good working order and condition, but otherwise the ROFO Space will be delivered in “AS IS, WHERE IS, WITH ALL FAULTS” condition;

(vi)	Subtenant will have no right to exercise any option under the Prime Lease; and

(vii)	except as expressly set forth in the amendment effectuating the provisions of this Section 30, this Sublease shall remain in full force and effect.

(d) Rent for ROFO Space. If Subtenant shall have exercised the Right of First Offer in accordance with the terms and conditions of this Section 30, then Subtenant’s lease of the ROFO Space shall be at an annual Sublease Base Rent per square foot (calculated on a per square foot basis, and based on the ROFO Space being deemed to be 56,158 rentable square feet) in the amount of $29.50 on a full service basis, with such amount increasing by $.50 on each annual anniversary of the ROFO Space Commencement Date, which shall be payable at the times and in the manner as provided with respect to, and in addition to, the installments of monthly Sublease Base Rent set forth in this Sublease.

(e) Termination of Expansion Option. Notwithstanding anything to the contrary contained in this Sublease, the Right of First Offer shall terminate and become null and void (a) upon any Transfer of this Sublease or the Subleased Premises (other than a Permitted Transfer), or (b) if there are fewer than twelve (12) Sublease Months remaining in the Sublease Term.

31. Right of First Refusal.

(a) Right of First Refusal. From and after the date Subtenant has declined or otherwise failed to exercise its Right of First Offer after having received a ROFO Notice, and provided that no Default has then occurred and is continuing, Subtenant shall have a right of first refusal (the “Right of First Refusal”) to lease the entirety (and not a portion) of the Building upon the terms and conditions set forth herein. If Subtenant exercises the Right of First Refusal, Subtenant shall be required to lease the entirety of the Building, even though the space described in the ROFR Notice (as hereafter defined) may comprise all or only a portion of the leasable space in the Building, and such lease of the ROFR Space will be on the terms and conditions contained in this Section 31, which may differ from the terms and conditions set forth in the ROFR Notice. Except as otherwise set forth in this Section 31 to the contrary, Subtenant’s lease of the Building pursuant to the Right of First Refusal shall be on all of the terms and conditions set forth in this Sublease.

(b) Submission of ROFR Offer; Exercise Notice. If Sublandlord receives and intends to accept a bona fide ROFR Offer (“ROFR Offer”) from a prospective tenant to lease all or a portion of the remaining leasable area in the Building (the “ROFR Space”), Sublandlord shall give Subtenant written notice of same (the “ROFR Notice”). After Sublandlord notifies Subtenant in writing of an ROFR Offer, Subtenant shall have seven (7) business days to exercise the Right of First Refusal by written notice to Sublandlord (the “Exercise Notice”), TIME BEING OF THE ESSENCE regarding delivery of such Exercise Notice. If Subtenant fails to notify Sublandlord of its election within such seven business-day period, and Sublandlord enters into a lease agreement with the prospective tenant, Subtenant shall be deemed to have waived its Right of First Refusal with respect to such ROFR Offer. However, notwithstanding the terms of the preceding sentence, if the economic terms change by 10% or more, the size of the ROFR Space stated in the ROFR Notice changes by 10% or more, or there are material changes in the non-economic terms, then Sublandlord covenants and agrees to again offer such ROFR Space to Subtenant with the revised terms. Additionally, if Sublandlord has not leased any such ROFR Space within six (6) months following the date of the ROFR Notice, then such ROFR Space shall again be subject to Subtenant’s Right of First Offer.

(c) Delivery of Expansion Space pursuant to Right of First Refusal. If Subtenant exercises the Right of First Refusal, Sublandlord shall deliver the Expansion Space to Subtenant on the date (the “Expansion Space/ROFR Commencement Date”) that is the latest to occur of (i) the date which is one hundred eighty (180) days after Sublandlord’s receipt of the Exercise Notice, (ii) the execution of the ROFR Amendment (as hereafter defined) by Sublandlord and Subtenant, and (iii) receipt of the consent by Prime Landlord to the ROFR Amendment. Subtenant shall pay to Sublandlord all Rent due pursuant to the ROFR Amendment commencing on the Expansion Space/ROFR Commencement Date.

(d) ROFR Amendment. Within 30 days after delivery of the Exercise Notice to Sublandlord, Sublandlord and Subtenant shall enter into an amendment to this Sublease (the “ROFR Amendment”) memorializing Subtenant’s lease of the ROFR Space pursuant to the ROFR Offer, with the same term as remaining in this Sublease, and setting forth such other agreements so as to effectuate the intent of this provision. In addition to the provisions set forth in Sections 31(a), (b), and (c), the ROFR Amendment will include the following provisions:

(i)	Sublandlord will be deemed to lease, rent and demise to Subtenant the entire Building, and Subtenant will be deemed to accept from Sublandlord, the Building, subject to the terms and provisions of this Sublease;

(ii)	Subtenant will be responsible to perform any and all maintenance, repairs, or replacements under this Sublease (and under the Prime Lease), and to comply with laws;

(iii)	wherever in this Sublease there is a reference to the Subleased Premises, the Subleased Premises shall mean the entire Building;

(iv)	the Subleased Premises will be deemed to contain one hundred sixty-six thousand, nine hundred twelve (166,912), and Subtenant shall pay Sublease Base Rent to Sublandlord in the amount set forth in Section 30(d) below;

(v)	except for the obligation of Sublandlord, as tenant under the Prime Lease to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses to Prime Landlord, Subtenant shall be responsible, at its sole cost and expense, for each and every obligation of “Tenant” under the Prime Lease, as if Subtenant was the tenant under the Prime Lease, including, without limitation, all of the obligations of Tenant to perform maintenance, repairs, and replacements required to be performed by Tenant under the Prime Lease, and to comply with laws;

(vi)	the Expansion Space shall be delivered to Subtenant on the Expansion Space Commencement Date vacant and broom-clean and, all Building systems serving the Expansion Space will be in good working order and condition, but otherwise the Expansion Premises will be delivered in “AS IS, WHERE IS, WITH ALL FAULTS” condition;

(vii)	Subtenant will have no right to exercise any option under the Prime Lease; and

(viii)	except as expressly set forth in the amendment effectuating the provisions of this Section 31, this Sublease shall remain in full force and effect.

(e) Rent. If Subtenant shall have exercised the Expansion Option in accordance with the terms and conditions of this Section 31, then Subtenant’s lease of the Expansion Space shall be at an annual Sublease Base Rent per square foot (calculated on a per square foot basis, and based on the Expansion Space being deemed to be 56,158 rentable square feet) in the amount of $29.50 on a full service basis, which such amount increasing by $.50 on each annual anniversary of the Expansion Space/ROFR Commencement Date, which shall be payable at the times and in the manner as provided with respect to, and in addition to, the installments of monthly Sublease Base Rent set forth in this Sublease.

(f) Termination of Right of First Refusal. The Right of First Refusal shall automatically terminate and become null and void (a) upon any Transfer of this Sublease or the Subleased Premises (other than a Permitted Transfer), or (b) if there are fewer than twelve (12) Sublease Months remaining in the Sublease Term.

32. Parking.

(a) “Subtenant’s Parking Allotment” means (i) a number of unassigned, unreserved Parking Spaces (defined in the Prime Lease) equal to Subtenant’s Proportionate Share multiplied by the number of unassigned, unreserved Parking Spaces provided to Sublandlord, as Tenant, under Section 1.2(n)(i) of the Prime Lease, plus (b) fifteen (15) unassigned, unreserved parking spaces in the covered parking facility at the Building. During the Sublease Term, Subtenant shall have the right, subject to reasonable terms and conditions as may from time to time be established by Sublandlord (which shall be subject to the limitations of Section 34), to use the Parking Facility (defined in the Prime Lease) for the parking of standard-sized passenger automobiles and may also designate or allocate parking for the allocation of storage; provided, however, that Subtenant shall not at any time simultaneously utilize more parking than Subtenant’s Parking Allotment. If Sublandlord, in its sole and absolute discretion, grants to any other subtenant of the Building the exclusive right to use any particular parking spaces, then neither Subtenant nor its employees or visitors shall use such spaces. Subtenant shall not assign, sublet or transfer any rights with respect to the Parking Facility. It is understood and agreed that Sublandlord assumes no responsibility, and shall not be held liable, for any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility. Sublandlord reserves the right to close the Parking Facility during temporary periods for repairs or snow plowing (which snow plowing Sublandlord shall endeavor to cause to occur prior to business hours). Sublandlord shall not be liable to Subtenant and this Sublease shall not be affected if any parking rights hereunder are impaired by any law imposed after the Sublease Commencement Date.

(b) Promptly after Sublandlord’s receipt of the Consent, and subject to Prime Landlord’s further consent to this Section 32(b), Sublandlord shall, at its sole cost and expense, apply for necessary governmental approvals (the “EV Approvals”) to construct not less than two (2) 240-volt electric vehicle outlets (“EV Outlets”) and designate at least two (2) electric vehicle parking spaces within the covered parking facility. In the event that Sublandlord shall obtain the EV Approvals, Sublandlord shall promptly construct the EV Outlets at no cost to Subtenant, and thereafter Subtenant shall have the exclusive right to use two (2) such designated electric vehicle parking spaces for electric vehicle parking and charging purposes only (the “Zynex EV Spaces”). Subtenant’s fifteen (15) parking spaces in the covered parking facility at the Building shall be deemed to include the Zynex EV Spaces. Sublandlord shall not charge any additional fee for an electric vehicle to park in the Zynex EV Spaces.

(c) Subtenant shall have the right to convert to a caged storage area(s) (x) any single parking space located among the covered parking spaces of the Building, or (y) the non-parking area shown in the circle on the plan attached hereto as Exhibit C, or (z) both (x) and (y) (“Storage Conversion”). Any Storage Conversion (i) under the preceding subsections (x) or (z) shall be deemed to reduce by one (1) Subtenant’s Parking Allotment, (ii) shall be deemed a Material Alteration subject to the terms of the Sublease, with any alterations or equipment installed in connection therewith being deemed Tenant’s Removable Property pursuant to Section 17.1 of the Prime Lease, and (iii) shall be performed at Subtenant’s sole cost and expense in compliance with all applicable laws.

33. Additional Rights. Concurrently with its installation of the Reimbursed Work (defined in Exhibit A), Sublandlord shall provide, at Sublandlord’s sole cost and expense, a guest network access in the Building common areas for Subtenant’s employees and invitees.

34. Rules & Regulations. Without limiting Subtenant’s obligations pursuant to Section 7.3 of the Prime Lease as incorporated herein, Subtenant and Sublandlord shall at all times abide by and observe the rules and regulations provided on Exhibit B attached hereto and made a part hereof. All rules shall be binding upon Subtenant and Sublandlord and mutually enforceable as if they were contained herein. Nothing contained in this Sublease shall be construed as imposing upon Sublandlord or Subtenant any duty or obligation to enforce such rules. The rules on Exhibit B shall be enforced in a manner which does not unreasonably discriminate among similarly situated occupants. In the event of any conflict between any provision of this Sublease and any rules and regulations (or any other rules or procedures), the provision of the Sublease shall control and prevail.

[signature page follows]

The parties are signing this Sublease as of the date stated in the introductory clause.

COGNIZANT TRIZETTO SOFTWARE GROUP, INC.

By:	/s/Kevin Courtois

Name:	Kevin Courtois

Title:	Senior Vice President, General Counsel and Secretary

ZYNEX, INC.

By:	/s/Daniel Moorhead

Name:	Daniel Moorhead

Title:	Chief Financial Officer

Exhibit A

Work Agreement

1. Subtenant’s Authorized Representative. Subtenant designates Dan Moorhead (dmoorhead@zynex.com) (“Subtenant’s Authorized Representative”) as the person authorized to approve all budgets, plans, drawings, and change orders pursuant to this Exhibit. Sublandlord shall not be obligated to respond to or act upon any such item until such item has been approved in writing by Subtenant’s Authorized Representative.

2. Definitions. Terms used but not defined in this Exhibit shall have the meaning ascribed to them in the Sublease.

(a) “Access Control Work” means Sublandlord’s management and completion of all access control work associated with Demising Work (as defined below) with Sublandlord’s access control vendor, utilizing a single design and single set of permits, paid for by Sublandlord at Sublandlord’s sole cost and expense, which Access Control Work specifically includes the following:

(i) adding new card readers and associated access control equipment as it relates to Sublandlord’s Work on the second, third, and fourth floors;

(ii) adding “Wiegand Splitters” to all existing card readers at Building points of entry, and all Common Area spaces to which both Sublandlord and Subtenant employees will have access;

(iii) adding “Wiegand Splitters” to Building core emergency stairwell doors which access the Subleased Premises;

(iv) adding a single pair low voltage cabling connection between Sublandlord’s master head-in access control panel and Subtenant’s master head-in access control panel to enable both Sublandlord and Subtenant to control and program card readers located at Building points of entry and Common Area doors, and emergency stairwell doors which access the Subleased Premises; and

(v) working with Subtenant and Sublandlord’s access control vendor to specify, design, and separate the existing access control system into two (2) separately controllable systems.

(b) “Approved Space Plans” means those certain plans dated 12.17.2020 and titled “Cognizant HQ,” which have been prepared by Abel Design Group and consist of five (5) pages, as such plans have been modified by the floor plan for the second floor of the Building attached hereto as Schedule A-1 and made a part hereof.

(c) “Construction Drawings” means the architectural, mechanical, and engineering working drawings that are based on the Approved Space Plans and that define the total scope of Sublandlord’s Work to be performed by Sublandlord in sufficient detail to secure required permits from the local jurisdiction and which include, without limitation: key plan; all legends and schedules; construction plan; reflected ceiling plan; telephone and electrical outlet location plan; finish plan; and all architectural details, elevations, and specifications necessary to construct Sublandlord’s Work.

(d) “Demising Work” means the demising of the Phase II Subleased Premises such that:

(i)	the Phase II Subleased Premises is located within the southern wing of the second floor of the Building;

(ii)	the Phase II Subleased Premises will consist of approximately fifty-three and 60/100 percent (53.6%) of the rentable area of the second floor;

(iii)	without limiting anything contained herein, such demising will be compatible with the existing location of the voice and data cabling breaks on the second floor;

(iv)	after completion of Demising Work, Subtenant and Sublandlord will have access to the internal stairwell connecting the first floor and the second floor;

(v)	after completion of Demising Work, the parties may control access to the third and fourth floors from the second floor via such stairwell; and

(vi)	all new glass doors which will be added as part of the Demising Work (as defined herein) shall include Building standard access controls, including, but not limited to, electrified door hardware, card readers, request to exit systems etc.; all new access controls to be integrated into existing building access control system.

(e) “Equipment Removal Work” means Sublandlord’s removal all of Sublandlord’s wireless access points, desktop computer monitors, existing desktop phones, Sublandlord’s personal property (other than the FF&E), and artwork from the Subleased Premises; provided, however, that Sublandlord shall not remove, as part of the Equipment Removal Work or otherwise, any television monitors, projectors, conference room equipment, or cameras, it being the intent that the same are to be included among the FF&E pursuant to Section 4(b) of the Sublease.

(f) “Final Construction Drawings” means the Construction Drawings as approved by Subtenant and Sublandlord pursuant to this Exhibit.

(g) “Network Removal Work” means Sublandlord’s removal of all of Sublandlord’s network equipment from intermediate distribution frames from the Subleased Premises at Sublandlord’s sole cost; provided, however, that Sublandlord shall not remove, as part of the Network Removal Work or otherwise, any structured cabling, Cisco Switches currently installed in the IDF, patch panels, patch cables, or existing equipment racks, it being the intent that the same are to be included among the FF&E pursuant to Section 4(b) of the Sublease.

(h) “Reimbursed Work” means the following collectively or individually as the context requires:

(i)	New head-in or “master” access control panel to be installed in a location designated by Subtenant; Sublandlord to coordinate manufacturer, specifications and type of system with Subtenant and Sublandlord’s access controls vendor.

(ii)	Existing access control sub-panels inside the Subleased Premises will be re-cabled to the new Subtenant’s “master” access control panel location (all existing access control cabling should remain and be “tagged” for future use and not removed in the event Sublandlord or Subtenant desire to revert back to a single unified access control system for the Building in the future).

(iii)	New “Network Video Recorder” for Subtenant’s use of existing security cameras inside the Subleased Premises; manufacturer, specifications and type of NVR to be coordinated with Subtenant and Sublandlord’s access control vendor.

(iv)	Any computer equipment needed or provided by the access control vendor for a “base station” to control and program the access control equipment (if not provided by Zynex I.T.), if applicable.

(v)	The initial badge/user import into the Subtenant’s access control system.

(vi)	Final system commissioning and user training for Subtenant’s access control system.

(vii)	License transfer from Sublandlord to Subtenant for the entire Subtenant’s access control system, including all existing access control equipment, card readers, cameras, etc.

(i) “Sublandlord’s Post-Access Work” means the Reimbursed Work (to the extent applicable as provided in paragraph 5, below), the Demising Work, and the Access Control Work.

(j) “Sublandlord’s Pre-Access Work” means the Network Removal Work and the Equipment Removal Work.

(k) “Sublandlord’s Work” means Sublandlord’s Pre-Access Work and Sublandlord’s Post-Access Work.

3. Sublandlord’s Work.

(a) Promptly after Sublandlord’s receipt of the Consent, Sublandlord, through its independent designated contractor, shall perform Sublandlord’s Work in the Subleased Premises as specified in the Final Construction Drawings at the times provided in the Sublease and this Exhibit A. Except as expressly provided, Sublandlord shall not be obligated to provide any improvements to the Subleased Premises or the Building other than Sublandlord’s Work. Sublandlord shall perform Sublandlord’s Work only once, it being understood that Sublandlord’s obligation to perform Sublandlord’s Work is a single, non-recurring obligation. Sublandlord shall perform Sublandlord’s Work in compliance with applicable laws and building codes.

(b) Subtenant acknowledges and agrees that, in connection with Sublandlord’s Post-Access Work, Sublandlord will have access through and across the Subleased Premises. Sublandlord and Subtenant shall use and permit such shared access in harmony with one another. Subtenant will reasonably cooperate with Sublandlord to accommodate the performance of Sublandlord’s Post-Access Work. Sublandlord shall use reasonable construction practices in an effort to minimize any disruption of Subtenant’s operations during the performance of Sublandlord’s Post-Access Work, but Sublandlord shall not be required to incur any extra costs with respect thereto, such as overtime and/or evening or weekend work. Except for the willful misconduct of Sublandlord, its agents, employees, contractors or consultants, Subtenant shall not make any claim, and is not entitled to any abatement or reduction of Rent, by reason of any interruption to Subtenant’s operations or access caused by the performance of Sublandlord’s Post-Access Work.

4. Costs. Sublandlord shall perform Sublandlord’s Work at its sole expense, provided that Subtenant shall pay for the cost of (a) any Reimbursed Work, and (b) Sublandlord Approved Change Orders (defined in paragraph 8, below). All amounts payable pursuant to this Exhibit by Subtenant shall be considered Additional Rent and are subject to the provisions of the Sublease.

5. Reimbursed Work. Sublandlord shall promptly provide Subtenant with a written estimate of the cost to complete Reimbursed Work (“Work Cost Estimate”). Subtenant shall have the right, during the five (5) business days following its receipt of the Work Cost Estimate, to either agree to proceed with the Reimbursed Work or disapprove specific items. In furtherance of the foregoing, Subtenant will either approve the Work Cost Estimate or disapprove specific items and submit to Sublandlord revisions to the plans to reflect deletions of and/or substitutions for such disapproved items. Subtenant shall approve within two (2) business days after receipt thereof any resubmission responding to Subtenant’s disapproval and revisions, and any further disapproval shall be based solely on the changes made to the resubmitted items. Subtenant’s failure to respond timely shall be deemed approval. Upon Subtenant’s approval of the Work Cost Estimate, Sublandlord will have the right to purchase materials and to commence the construction of the items included in the Reimbursed Work. Provided that Sublandlord completes the Reimbursed Work, Subtenant shall reimburse Sublandlord for the approved Reimbursed Work within thirty (30) days after receipt of an invoice and reasonable supporting back up information concerning the same.

6. Construction Drawings. Sublandlord shall cause the Construction Drawings to be consistent with the Approved Space Plans and with the basic plans for the Building; provided, however, that Sublandlord may make any changes to the Construction Drawings required by any governmental department or bureau having jurisdiction over the Building (subject to Subtenant’s review and approval). Subtenant shall fully and promptly cooperate with Sublandlord and Sublandlord’s architect in order to ensure timely development of the Construction Drawings and Final Construction Drawings. In furtherance of the foregoing, Subtenant shall, within five (5) business days after receipt of any Construction Drawings, submit to Sublandlord the required approvals noted thereon, or submit comments to Sublandlord setting forth changes to be made in the Construction Drawings. Sublandlord shall have the Construction Drawings modified and resubmitted to Subtenant for approval, and Subtenant shall within five (5) business days after receipt of any revised plans submit to Sublandlord the required approvals noted thereon, or submit comments to Sublandlord setting forth changes to be made. Such process shall be repeated until Subtenant, Sublandlord, Sublandlord’s architect, and/or Sublandlord’s engineer have approved the Construction Drawings for Sublandlord’s Work in writing. Subtenant’s failure to respond timely shall be deemed approval.

7. Approval. All plans and drawings (and changes thereto) shall be subject to Sublandlord’s written approval. Such approval shall not constitute approval of any delay caused by Subtenant or a waiver of any right or remedy that may arise as a result of such delay.

8. Change Orders. If Subtenant requests any change or addition to Sublandlord’s Work after Subtenant’s approval of the Final Construction Drawings (including but not limited a request for an item of Reimbursed Work) (each, a “Change Order Request”), then Sublandlord shall promptly following Sublandlord’s receipt of the Change Order Request, approve (not to be unreasonably withheld, conditioned or delayed) or disapprove such request (“Sublandlord’s Response Notice”); provided, however, Sublandlord shall not be obligated to approve such Change Order Request if it affects the Building’s structure and systems. If Sublandlord approves such change order referenced in the Change Order Request (the “Sublandlord Approved Change Order”), Sublandlord shall within Sublandlord’s Response Notice include Sublandlord’s estimate of any anticipated Subtenant Delay, if any, attributable to such Sublandlord Approved Change Order, and the anticipated additional expenses attributable to such Sublandlord Approved Change Order, including 5% of the cost of the Sublandlord Approved Change Order for Sublandlord’s overhead and supervision. Subtenant shall have three (3) days following its receipt of the Sublandlord’s Response Notice to agree to proceed with the Sublandlord Approved Change Order. If Subtenant (a) does not desire to proceed with the Sublandlord Approved Change Order or (b) fails to provide a written response to Sublandlord’s Response Notice within such three (3) day period, then Sublandlord shall not be required to perform the same. If Subtenant agrees to proceed with the Sublandlord Approved Change Order, then all additional expenses attributable to such Sublandlord Approved Change Order, including 5% of the cost of the Sublandlord Approved Change Order for Sublandlord’s overhead and supervision, shall be payable by Subtenant to Sublandlord within ten (10) days Subtenant’s receipt of an invoice and reasonable supporting back-up information concerning the same.

9. Substantial Completion. Sublandlord’s Work shall be deemed substantially complete when:

(a) the following are in good working order and condition, and in compliance with all applicable laws: (i) the Building’s structural elements and systems serving the Subleased Premises (including, without limitation, the electrical, HVAC, and mechanical and plumbing systems, and including any portions of those systems that exclusively service the Subleased Premises), (ii) the fire and life safety systems serving the Subleased Premises, and (iii) the Common Areas serving the Subleased Premises; and

(b) all Sublandlord’s Work to be provided by Sublandlord pursuant to the Final Construction Drawings have been substantially completed, except as to any patent defects in Sublandlord’s Work or uncompleted items identified on a punch list prepared and signed by Sublandlord’s representative and Subtenant’s representative after an inspection of the Subleased Premises by both such parties made at the time Subtenant takes possession, and except as to any latent defects in Sublandlord’s Work of which Subtenant notifies Sublandlord within one (1) year after possession by Subtenant. Sublandlord shall, at Sublandlord’s sole cost and expense, correct all punch list items within thirty (30) days of demand, subject to delays beyond the reasonable control of Sublandlord. In addition, as to any latent defects in Sublandlord’s Work of which Subtenant notifies Sublandlord within one (1) year after possession by Subtenant, Sublandlord shall promptly remedy same.

Schedule A-1

Schedule A-1

Exhibit B

Rules & Regulations

1. Subtenant shall, promptly following Subtenant’s use, restore to their original location and configuration any items of common furniture or equipment used by Subtenant in Common Areas located in the lower level of the Building. Subtenant shall be liable for Sublandlord’s charge for any refuse left in the in the Common Areas (other than in designated receptacles). Common Areas shall not be obstructed or encumbered by Subtenant, except to the extent permitted by the Sublease.

2. Subtenant shall at all times designate two (2) employees located in wing of the Building leased by Subtenant to act as fire wardens. Subtenant shall notify Sublandlord of such designation, including the names and contact information for such fire wardens. The parties acknowledge and agree that each floor of the Building consists of two (2) wings.

3. Sublandlord and Subtenant shall each at all times comply with applicable laws and regulations concerning protocols arising from Coronavirus disease 2019 (COVID-19), including any occupancy limitations applicable to the Common Areas, including the Fitness Facility, Executive Business Center, and dining facility / cafeteria. In addition, Sublandlord and Subtenant shall each (a) use commercially reasonable efforts to promptly notify the other if any employee, guest, or invitee of the notifying party who has been in the Building has tested positive for COVID-19 (without identifying any such employee, guest, or invitee), and (b) perform COVID-19 contact tracing per the programs established for each party (which programs shall comply with applicable laws, if any) and each party shall promptly notify the other if such contact tracing implicates any employee, guest, or invitee of the other party.

4. Sublandlord reserves the right to require Subtenant to use, in common with Sublandlord, reasonable scheduling and communication system(s) and procedure(s) for: (a) maintenance and repair issues, (b) use of the freight elevator, (c) use of the loading dock, and (d) use of the Common Areas, including requests for exclusive use of portions of the Common Areas, and for use of Common Area conference room audio visual and technical support. Except in connection with Subtenant’s use of the Executive Briefing Center, Sublandlord and Subtenant shall deliver to the other any request for exclusive use of a portion of the Common Areas at least five (5) business days in advance.

5. Any third-party vendor serving of food and/or installing temporary furniture and equipment, in the Common Areas shall supply to Sublandlord evidence of insurance in advance which complies with the requirements of the Sublease.

6. Subtenant is responsible for the delivery to and pick up from the loading dock area of all mail delivered by the United States Post Office. Subtenant shall have access to the loading dock area only during business days (excluding holidays) between 9:00am and 5:00pm (“Loading Dock Hours”); provided that, if Subtenant requires loading dock access outside of Loading Dock Hours, then Sublandlord will furnish the same provided Subtenant gives Sublandlord advance notice of such requirement (by 2:00 p.m. of the same day for access needed Monday through Friday, and by 2:00 p.m. on Friday for access needed on Saturday or Sunday). Subtenant shall pay for access outside of the Loading Dock Hours at the rate of $50.00 per hour of access (with a minimum of one (1) hour of access); provided, however, that, for Subtenant’s initial move into the Premises, Sublandlord shall waive such hourly charge for one (1) period of up to eight (8) hours of such access on a Saturday selected by Subtenant.

7. Sublandlord and Subtenant shall each use commercially reasonable efforts to promptly notify the other of any threat of workplace violence by any of employee, guest, or invitee of the notifying party that threatens the safety of persons or property damage.

8. Sublandlord and Subtenant shall each cause their respective employees to use reasonably prudent hygienic practices in the cafeteria and Fitness Facility, including but not limited to the wiping down with disinfectant of any affected surfaces after each use.

Exhibit C

Storage Conversion